Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”), dated as of July 23, 2007, is made by and between, on the one hand, Dana Corporation (“DC”), Torque-Traction Manufacturing Technologies, LLC. (“TTM”) and Dana Heavy Axle Mexico, S.A. de C.V. (“DHAM”) (collectively, “Dana”); and, on the other hand, Sypris Solutions, Inc. (“SS”), Sypris Technologies, Inc. (“ST”), Sypris Technologies Marion, LLC (“STM”) and Sypris Technologies Mexico, S. de R.L. de C.V. (“STMex”) (collectively, “Sypris,” and, collectively with Dana, the “Parties”).

Recitals

A.	On March 3, 2006 (the “Petition Date”), DC, TTM and 39 of their affiliates (collectively, the “Debtors”) filed petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). The Debtors’ chapter 11 cases (collectively, the “Chapter 11 Cases”) are being jointly administered under Case Number 06-10354 (BRL). DHAM and various other non-U.S. subsidiaries and affiliates of DC have not filed petitions for relief under chapter 11 of the Bankruptcy Code, nor commenced any similar or ancillary insolvency or reorganization proceedings.

B.	Before the Petition Date, Dana and Sypris entered into various agreements, including without limitation: (i) that certain supply agreement by and among DC, ST and STM, dated on or about May 31, 2001 (as amended, the “Marion Supply Agreement”), (ii) that certain supply agreement by and among DC, TTM and ST, dated on or about December 8, 2003 (as amended, the “Morganton Supply Agreement”), and (iii) that certain supply agreement by and among DC, DHAM, ST and STMex, dated on or about June 30, 2004 (as amended, the “Toluca Supply Agreement”) (collectively, the Marion Supply Agreement, the Morganton Supply Agreement, and the Toluca Supply Agreement, the “Supply Agreements”).

C.	On May 10, 2006, Dana and Sypris entered into a settlement agreement, which was approved by the Bankruptcy Court on May 17, 2006 (the “May Agreement”) (collectively, the Supply Agreements and the May Agreement are referred to herein as the “Existing Agreements”).

D.	On December 6, 2006, the Arbitrator in a dispute between and among the parties to the Supply Agreements (the “Arbitration”) issued his Final Award of Arbitrator Relating to the Pricing and Sourcing of Gear Sets, which award was modified by the Arbitrator’s January 29, 2007 Order Relating to Motion of Respondents to Clarify the Gear Set Award Dated December 6, 2006 (collectively, the “Arbitration Award”).

E.	On December 15, 2006, the Debtors filed Motion For An Order, Pursuant to Section 363 of the Bankruptcy Code, Authorizing Them to Enter Into a Staged Re-Sourcing Program for Parts Currently Supplied by Sypris Technologies, Inc. (Docket No. 4421) (the “Re-Sourcing Motion”). On May 30, 2007, Sypris filed an objection to the Re-Sourcing Motion (the “Objection”), and on June 6, 2007, Dana filed a reply thereto (the “Reply”).

F.	In addition, the parties have conducted extensive discovery in connection with the Re-Sourcing Motion and on May 15, 2007, the Court ordered mediation and approved the appointment of Denis Cronin, as Mediator, with respect to the disputes between the parties (the “Mediation”).

G.	Dana and Sypris desire to resolve all currently outstanding issues between the Parties and, further, to commit themselves to an agreement with respect to the continuous and uninterrupted supply of parts from Sypris to Dana (the “New Agreement”). A copy of the New Agreement is attached hereto as Exhibit 1.

H.	The Parties, with the concurrence of the Official Committee of Unsecured Creditors in the Chapter 11 Cases, have agreed that ST will have (i) an allowed, general, unsecured, nonpriority claim in the amount of Eighty-Nine Million Nine Hundred Thousand Dollars ($89,900,000.00) in the DC Chapter 11 Case and an allowed, general unsecured, non-priority claim in the amount of Thirty Million Dollars ($30,000,000.00) in the TTM Chapter 11 Case (collectively, the “Sypris Allowed Claims”), as further described herein.

Agreement

In consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Dana and Sypris agree as follows:

1.	Approval of New Agreement. No later than July 24, 2007, the Debtors shall file a motion and proposed order pursuant to Bankruptcy Rule 9019 (the “Motion”), seeking entry of an order approving this Agreement and the New Agreement (the “Approval Order”). The Approval Order shall be in form and substance acceptable to Dana and Sypris. The Debtors and Sypris shall each utilize their best efforts to expedite consideration of the Motion and to obtain Bankruptcy Court entry of the Approval Order. Until such time as the Bankruptcy Court enters the Approval Order and the New Agreement becomes effective by its terms, the Parties agree to operate pursuant to the terms of the May Agreement.

2.	Transfer of Non-Core Business. Dana and Sypris agree that as soon as practical for Dana following the entry of the Approval Order, Dana will permanently re-source the I-beams currently supplied by Sypris pursuant to the Toluca Supply Agreement (“I-beams”) and the steer arms currently supplied by Sypris pursuant to the Morganton Supply Agreement (“Steer Arms”); provided however, that the Parties agree to use commercial best efforts to develop an agreed transition plan to alternative suppliers, including building a mutually agreeable inventory bank of sufficient I-Beams and Steer Arms to assist in Dana’s transfer of such business to alternative suppliers. Sypris agrees to continue to supply I-beams and Steer Arms to Dana at the pricing under the Toluca and Morganton Supply Agreements until the transition to alternative suppliers is complete. Dana shall have no further obligation to purchase any I-beams or Steer Arms from Sypris after the implementation of such transition plan.

3.

Resolution and Release of Disputes. Except with respect to the Reserved Matters (as defined in Section 5 below), and the Sypris Allowed Claims, Dana on behalf of itself and its officers, directors, agents, shareholders, affiliates, subsidiaries, related or parent entities, successors and assigns, and Sypris, on behalf of itself and its officers, directors, agents, shareholders, affiliates, subsidiaries, related or parent entities, successors and assigns, mutually release and discharge each other from and waive any and all claims, counterclaims, remedies and causes of action of any kind which arose from events, defects, claims, or other conditions occurring or existing on or before July 15, 2007 (whether liquidated or not, contingent or not, known or unknown), that any of them may have against any unaffiliated Party (including such Party’s affiliates, subsidiaries, predecessors, successors, employees, directors, officers, stockholders and assigns) relating to the Dana / Sypris commercial relationship or any of the Existing Agreements, (including any claims possessed by Dana arising under sections 544 through 550 of the Bankruptcy Code or similar provisions of state law, and including any claims by Sypris for future payments by Dana pursuant to the Arbitration Award). The foregoing is an intentional and knowing waiver, discharge and release by the Parties.

4.	Dismissal of Arbitration. Dana and Sypris agree to promptly and jointly notify the Arbitrator in the Arbitration, following the entry of the Approval Order and the New Agreement having become effective, by its terms, that the remaining claims in the Arbitration have been settled and released pursuant to this Agreement.

5.	Reserved Matters. The Parties reserve their rights to assert any available claims or causes of action and/or assert any factual or legal defenses to such claims or causes of action that relate to the following matters (the “Reserved Matters”):

a.	All warranty claims related to the Parts sold by Sypris to Dana, unless Dana, its affiliates, subsidiaries, predecessors or successors (or their respective directors, officers, employees, consultants or agents) had notice or other knowledge of such potential claims on or before July 15, 2007 (for avoidance of doubt, if a warranty claim is subsequently made that was previously unknown, but relates to the period prior to and including July 15, 2007, then the warranty provisions of the applicable Supply Agreement shall apply and govern any such claims). This does not otherwise expand or modify the rights and obligations of the Parties as provided in the applicable Supply Agreement;

b.	All warranty claims related to the material sold by Dana or its designated suppliers to Sypris, unless Sypris, its affiliates, subsidiaries, predecessors or successors (or their respective directors, officers, employees, consultants or agents) had notice or other knowledge of such potential claims on or before July 15, 2007 (for avoidance of doubt, if a warranty claim is subsequently made that was previously unknown, but relates to the period prior to and including July 15, 2007, then the warranty provisions of the applicable Supply Agreement shall apply and govern any such claims). This does not otherwise expand or modify the rights and obligations of the Parties as provided in the applicable Supply Agreement.

c.	All claims by Dana for contribution or indemnity, and all other claims by Dana related to the assertion of claims by third parties against Dana (whether brought under a theory of strict liability, negligence or other legal theory), related to Parts sold by Sypris to Dana. Dana represents to Sypris that, based on reasonable inquiry of those persons in its legal department responsible for product liability claims against Dana, it is not currently aware of any claims against Dana for which it would seek contribution or indemnity from Sypris.

d.	All claims by Sypris for contribution or indemnity, and all other claims by Sypris related to the assertion of claims by third parties (including Dana affiliates)

against Sypris (whether brought under a theory of strict liability, negligence or other legal theory), related to Materials sold by Dana (or Dana’s designated suppliers) to Sypris. Sypris represents to Dana that, based on reasonable inquiry of those persons in its legal department responsible for product liability claims against Sypris, it is not currently aware of any claims against Sypris for which it would seek contribution or indemnity from Dana.

e.	Notwithstanding any rejection of the asset purchase agreements relating to the Supply Agreements (the “Asset Purchase Agreements”), or other termination of the Asset Purchase Agreements, Dana shall retain its responsibility for indemnification of any environmental claims under the terms of the applicable Asset Purchase Agreement for the facility sold by Dana to Sypris, but only to the extent that Dana is entitled to indemnification from any prior owner of such facility and Dana shall remit to Sypris any proceeds received by Dana on account of such indemnification by any such prior owner. The Parties agree that if Dana obtains an assignment of its indemnification rights from any such prior owner in favor of Sypris, then such assignment shall relieve Dana of this duty to indemnify with respect to such facility. DC represents that it previously entered into a Settlement Agreement and Release between Eaton Corporation and DC dated April 2003 (the “Eaton Settlement”) which remains legally binding and in full effect as of the date of this Settlement Agreement, an unsigned copy of which has been provided to Sypris, and further represents that the Eaton Settlement has not been amended, terminated or otherwise modified, and that DC will not terminate or otherwise reject the Eaton Agreement in the Chapter 11 Cases or otherwise amend or modify the Eaton Agreement without the prior written consent of Sypris which consent will not be unreasonably withheld. If Sypris has previously asserted or otherwise preserved a valid claim or right to bring a claim against Dana for indemnification related to environmental liabilities associated with the Marion or Toluca facilities that Dana released in the Eaton Settlement or in any other agreement or arrangement with Eaton or otherwise (a “Released Obligation”), then notwithstanding anything to the contrary in this Agreement, Dana retains its obligation to indemnify Sypris under the Marion Asset Purchase Agreement and the Toluca Asset Purchase Agreement solely with respect to such Released Obligations, if any.

f.	Notwithstanding any rejection of the Asset Purchase Agreements, or other termination of the Asset Purchase Agreements, Dana agrees to continue its efforts concerning the transfer of water rights to Sypris pursuant to paragraph 2.17 of the Asset Purchase Agreement dated June 30, 2004 concerning the Toluca, Mexico facility (the “Toluca APA”) and, to the extent of any obligation to do so under section 8.2(b) of the Toluca APA, Dana agrees to indemnify Sypris with respect to any claim by Dana or its Affiliates against Sypris concerning the unauthorized provision of water to Dana or its Affiliates, provided that Sypris continues to supply water to Dana consistent with its historical practice under the parties’ lease concerning the Toluca, Mexico facility unless ordered to cease supplying by an appropriate governmental authority.

g.	All outstanding, unpaid invoices for Parts tendered to Dana by Sypris, and all outstanding, unpaid invoices for raw material or components tendered by Dana to Sypris, in each case, on or after April 15, 2007.

6.	Sypris’ Pre-Petition Claims. Subject only to the provisions of paragraph 7 below, upon the entry of the Approval Order and the New Agreement becoming effective, the Sypris Allowed Claims shall immediately and without any further action or notice of any sort, be irrevocably allowed (a) in the amount of Eighty-Nine Million Nine Hundred Thousand Dollars (($89,900,000.00) in the DC Chapter 11 Case and in the amount of Thirty Million Dollars ($30,000,000.00) in the TTM Chapter 11 Case, provided that Sypris shall not be entitled to recover from such claims, more than $89,900,000.00 in the aggregate from any or all of the Debtors’ estates (including, no more than $30,000,000.00 from the TTM estate), unless general unsecured claims in either of the estates are entitled to receive post-petition interest in which event Sypris shall be entitled to prove its right to receive post-petition interest. Other than as set forth in the preceding sentence, the Sypris Allowed Claims shall not be subject to subordination, disallowance, or reclassification, and shall not be reduced by or subject to any counterclaim, offset or dispute of any sort, including, without limitation, by reason of any Reserved Matter. Sypris agrees not to oppose a provision in a plan of reorganization or motion proposed by Dana which seeks substantive consolidation of the DC and TTM Chapter 11 Cases. Upon any consolidation of the bankruptcy estates of DC and TTM for purposes of plan distribution, the Sypris DC claim and the Sypris TTM claim shall be deemed merged into a single claim of Eighty-Nine Million Nine Hundred Thousand Dollars ($89,900,000.00) against the consolidated estate.

7.	Post-confirmation Survival. Notwithstanding Bankruptcy Code Section 1141, the obligations of Dana under this Settlement Agreement and under the New Agreement shall survive confirmation of any plan of reorganization that may be confirmed in the cases unimpaired. Any order confirming a plan or plans of reorganization shall provide for the survival of such obligations.

8.	Bankruptcy Court Approval. All provisions of this Agreement become null and void in the event the Approval Order is either not obtained or is reversed by a final order no longer subject to appeal; provided however, that to the extent practicable all of the Parties’ rights shall be restored to be as they existed prior to this Agreement, and any delay caused by the settlement contained herein or the Motion shall not adversely affect or prejudice such rights.

9.	Entire Agreement. This Agreement together with the New Agreement contains the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior agreements and understandings between the Parties pertaining to such subject matter, including without limitation, the Settlement Agreement. No change in or amendment to this Agreement shall be valid unless set forth in writing and signed by all of the Parties after the execution of this Agreement. To the extent any term in this Agreement conflicts with any term in the New Agreement, the Parties agree that the New Agreement shall control.

10.	Authority. Each person who executes this Agreement represents that he or she is duly authorized to execute this Agreement on behalf of the respective parties and that each such party has full knowledge of and has consented to this Agreement, provided that, with respect to Dana, such authority is subject to approval by the Bankruptcy Court.

11.	Successors and Assigns. The provisions and covenants contained herein shall inure to and be binding upon the permitted successors, transferees, heirs and assigns of the parties hereto.

12.	Section Headings. The headings in this Agreement are solely for convenience of reference and shall not affect its interpretation.

13.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

14.	Governing Law. This Agreement shall be construed in accordance with the laws of the state of Ohio.

15.	Bankruptcy Court Jurisdiction. The Bankruptcy Court shall have exclusive jurisdiction over any disputes concerning the interpretation and implementation of this Agreement.

Dana Corporation

/s/ Teresa Mulawa
Signature

Teresa Mulawa
Printed Name

Treasurer
Title

Torque-Traction Manufacturing Technologies, Inc.

/s/ Teresa Mulawa
Signature

Teresa Mulawa
Printed Name

Treasurer
Title

Dana Heavy Axle Mexico, S.A. de C.V.	Sypris Technologies Marion, LLC

/s/ Carlos Porras	/s/ Jeffrey T. Gill
Signature	Signature

Carlos Porras
Printed Name	Printed Name

Title	Title

Sypris Solutions, Inc.	Sypris Technologies Mexico, S. de R.L. de C.V.

/s/ Jeffrey T. Gill	/s/ Jeffrey T. Gill
Signature	Signature

Printed Name	Printed Name

Title	Title

Sypris Technologies, Inc.

/s/ Jeffrey T. Gill
Signature

Printed Name

Title